EXHIBIT 99

                                        NEWS RELEASE
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                                        IMMEDIATE RELEASE


FROM:  DYNAMICS CORPORATION OF AMERICA
       475 Steamboat Road
       Greenwich, Connecticut  06830

       Contact:  Mrs. Mary Jo. Cisternino
                 (203) 869-3211



DYNAMICS CORPORATION OF AMERICA
REPORTS FIRST QUARTER RESULTS,
SETTLEMENT WITH GOVERNMENT


GREENWICH, CT -- (May 6, 1994) -- At the Annual Meeting of Shareholders of Dynamics Corporation of America (NYSE:DYA), held today, Andrew Lozyniak, Chairman of the Board and President, announced that in the quarter ended March 31, 1994, DCA had net income of $933,000, or $.24 per share, on sales of $22,716,000. This compares with income of $618,000, or $.16 per share, on sales of $25,591,000 in the first quarter of 1993, before a one-time net charge for changes in accounting by CTS Corporation, which resulted in a net loss of $1,098,000, or $.28 per share, in that first quarter.
     First quarter income includes $720,000 of income of CTS Corporation as compared to CTS income of $451,000 included in the same period in 1993. This represents the Company's proportionate share of CTS' first quarter earnings in accordance with the equity method of accounting required for that investment.
     Per share income was computed on the basis of weighted average common and common equivalent shares outstanding which were 3,885,886 in the latest period and 3,904,490 in 1993.
     Mr. Lozyniak also announced that the Company had signed a contract modification with the U.S. Government settling for $6.45 million the preproduction portion of its proposal for an equitable adjustment for constructive changes under a 1989 contract for the supply of 3KW generator sets to be manufactured by the Company's discontinued Fermont Division. The settlement does not involve the production portion of the Company's equitable adjustment proposal which will be the subject of further negotiation with the Government.
     Dynamics Corporation of America is a diversified company which manufactures electronic components, mobile vans and transportable shelters for specialized electronic and medical diagnostic equipment, portable electric housewares and commercial appliances, air distribution equipment and specialized air conditioning equipment.